SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 20, 2011

CENTERSTATE BANKS, INC.

(Exact name of registrant as specified in its charter)

Florida	000-32017	59-3606741
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

42745 U.S. Highway 27, Davenport, FL	33837
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (863) 419-7750

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition of Assets

On January 20, 2011 CenterState Banks, Inc. (the “Company”) through it’s lead subsidiary bank, CenterState Bank of Florida, N.A. (“CenterState”) completed its previously announced transaction as described in the Purchase and Assumption Agreement dated as of August 8, 2010 by and among CenterState, Carolina First Bank and, to the extent provided therein, The South Financial Group, Inc. and TD Bank, National Association (the “P&A Agreement).

Pursuant to the P&A Agreement, CenterState acquired approximately $114 million of deposits, two branch offices and assumed the leases on an additional two branch offices within Putnam County, Florida. CenterState did not pay a premium for the deposits and purchased the two owned branches for approximately $0.7 million. In addition, CenterState purchased approximately $121.4 million of performing loans previously selected by CenterState and located within CenterState’s fourteen County market areas within central Florida. CenterState purchased the performing loans for 90% of their face value amount, plus accrued and unpaid interest. During the two year period following the closing of this transaction, CenterState may put back to TD Bank N.A. (“TD”) any acquired loan that (1) becomes more than 30 days delinquent or (2) becomes classified as “nonaccrual,” “substandard,” “doubtful,” or “loss” in accordance with applicable regulatory standards for loss classification.

Carolina First Bank, TD and their affiliates have agreed to customary non-competition and non-solicitation covenants as part of the transaction.

The foregoing summary of the P&A Agreement is not complete and is qualified in its entirety by reference to the full text of the form of the P&A Agreement, incorporated by reference to Exhibit 99.1 to the Company’s Form 8-K dated August 8, 2010.

Item 9.01.	Exhibits.

Exhibit 99.1	Form of the Purchase and Assumption Agreement dated as of August 8, 2010 by and among CenterState Bank of Florida, N.A., Carolina First Bank, The South Financial Group, Inc. and TD Bank, National Association. (Incorporated by reference to Exhibit 99.1 to the Company’s Form 8-K dated August 8, 2010.)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTERSTATE BANKS, INC.

By:	/s/ James J. Antal
James J. Antal
Senior Vice President and
Chief Financial Officer

Date: January 24, 2011

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